As filed with the Securities and Exchange Commission on January 11, 2017

Registration No. 333-182733

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EFUTURE HOLDING INC.

(Exact name of registrant as specified in its charter)

_______________

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

eFuture Information Technology Inc.

A1103, A1105, A1106-07, Building A, Chengjian Plaza

No. 18 Beitaipingzhuang Road

Haidian District

Beijing, 100088, People’s Republic of China

86-10-51650988

(Address of Principal Executive Offices and Zip Code)

_______________

2011 Share Incentive Plan

(Full title of the plan)

_______________

Law Debenture Corporate Services Inc.

4th Floor, 400 Madison Avenue,

New York, New York 10017

(212) 750-6474

(Name and address and telephone number, including area code, of agent for service)

_______________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Copies to:

Troe Wen eFuture Holding Inc. A1103, A1105, A1106-07, Building A, Chengjian Plaza No. 18 Beitaipingzhuang Road, Haidian District Beijing, 100088 People’s Republic of China Telephone: +86 10 5191 6123	Barry Genkin, Esq. Blank Rome LLP One Logan Sq, 130 N 18th St Philadelphia, PA 19103-6998 Telephone:+1 215 569 5514

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the registration statement on Form S-8 (File No. 333-182733) (the “Registration Statement”), which was filed with the U.S. Securities and Exchange Commission by eFuture Holding Inc., a company established under the laws of the Cayman Islands (the “Registrant”), and became effective on July 18, 2012. Under the Registration Statement, an aggregate of 393,745 ordinary shares, par value $0.0756 per share, of the Registrant, were registered for issuance pursuant to awards granted under the Registrant’s 2011 Share Incentive Plan (the “Plan”). This Post-Effective Amendment is being filed for the sole purpose of deregistering any unissued shares previously registered under the Registration Statement and issuable under the Plans.

On September 23, 2016, the Registrant, Shiji (Hong Kong) Limited ("Parent") and eFuture CI Limited ("Merger Sub"), a wholly-owned subsidiary of Parent, entered into an agreement and plan of merger, which was approved on December 20, 2016 by the shareholders of the Registrant at an extraordinary general meeting of shareholders. The Registrant and Merger Sub subsequently filed a plan of merger with the Registrar of Companies of the Cayman Islands on January 11, 2017, which became effective as of January 11, 2017 (the “Effective Time”), as a result of which Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving company and becoming a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement which remain unsold or unissued as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China on January 11, 2017.

eFuture Holding Inc.

By:	/s/ Weiquan Ren
Name:	Weiquan Ren
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Weiquan Ren	Chief Executive Officer	January 11, 2017
Weiquan Ren	(principal executive officer)

/s/ Ping Yu	Chief Financial Officer	January 11, 2017
Ping Yu	(principal financial and accounting officer)

/s/ Kevin King	Chairman	January 11, 2017
Kevin King

/s/ Dongyu Guan	Director	January 11, 2017
Dongyu Guan

/s/ Tak Yuen Lai	Director	January 11, 2017
Tak Yuen Lai

/s/ Hui Fang Xi	Director	January 11, 2017
Hui Fang Xi

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of eFuture Holding Inc. has signed this registration statement or amendment thereto in New York on January 11, 2017.

By:	/s/ Giselle Manon
Name:	Giselle Manon
Title:	Service of Process Officer
Law Debenture Corporate Services Inc.